UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 30, 2014

KiOR, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35213	51-0652233
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

13001 Bay Park Road, Pasadena, Texas 77507

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (281) 694-8700

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On April 30, 2014, KiOR, Inc. (“we,” “our” or the “Company”) received two notifications of deficiency from the Listing Qualifications Department of The NASDAQ Stock Market LLC (“NASDAQ”) indicating that (1) based on the Company’s closing bid price for its Class A common stock during the last 30 consecutive business days, the Company does not comply with the minimum bid price requirement of $1.00 per share, as set forth in NASDAQ Listing Rule 5450(a)(1) and (2) for the past 30 consecutive business days the Company did not maintain a minimum market value of listed securities (“MVLS”) of $50 million, as set forth in NASDAQ Listing Rule 5450(b)(2)(A). On May 5, 2014, the Company received a notification of deficiency from NASDAQ indicating that for the prior 30 consecutive business days the Company did not maintain a minimum market value of publicly held shares (“MVPHS”) of $15 million, as set forth in NASDAQ Listing Rule 5450(b)(2)(C). The notifications have no immediate effect on the listing of the Company’s Class A common stock on The NASDAQ Global Select Market.

Closing Bid Price

In accordance with NASDAQ Listing Rule 5810(c)(3)(A), the Company has a grace period of 180 calendar days, or until October 27, 2014, to regain compliance with the minimum closing price requirement for continued listing. In order to regain compliance, the minimum closing price per share of the Company’s Class A common stock must be at least $1.00 for a minimum of ten consecutive business days during the 180-day grace period.

If the Company does not regain compliance within the 180-day grace period, the Company may be eligible for an additional grace period if it applies to transfer the listing of its Class A common stock to The NASDAQ Capital Market. To qualify, the Company would be required to meet the continued listing requirement for market value of publicly held shares and all other initial listing standards for The NASDAQ Capital Market, with the exception of the minimum bid price requirement, and provide written notice of its intention to cure the minimum bid price deficiency during the second compliance period. If the NASDAQ staff determines that the Company will not be able to cure the deficiency, or if the Company is otherwise not eligible for such additional compliance period, NASDAQ will provide notice that the Company’s Class A common stock will be subject to delisting. The Company would have the right to appeal a determination to delist its Class A common stock, and the Class A common stock would remain listed on The NASDAQ Global Select Market until the completion of the appeal process.

Market Value of Listed Securities

In accordance with NASDAQ Listing Rule 5810(c)(3)(C), the Company has been provided a compliance period of 180 calendar days, or until October 27, 2014, to regain compliance with the MVLS continued listing requirement. MVLS is calculated by multiplying the most recent total shares outstanding by the daily closing bid price. The letter states that if, at any time before October 27, 2014, the MVLS of the Company’s Class A common stock closes at $50,000,000 or more for a minimum of 10 consecutive business days, the NASDAQ staff will provide the Company with written notification that the Company has achieved compliance with the MVLS continued listing requirement and the matter will be closed. The letter from NASDAQ states that in the event that the Company does not regain compliance by October 27, 2014, NASDAQ will provide the Company with written notice that its securities are subject to delisting. If the Company is unable to regain compliance with the listing requirement prior to October 27, 2014, the Company could apply to transfer its Class A common stock to The NASDAQ Capital Market, provided that it satisfies the requirement for continued listing on that market. The Company could also appeal the delisting determination, as discussed above.

Market Value of Publicly Held Shares

In accordance with NASDAQ Listing Rule 5810(c)(3)(D), the Company has been provided a compliance period of 180 calendar days, or until November 3, 2014, to regain compliance with the MVPHS continued listing requirement. MVPHS is calculated by multiplying the most recent publicly held shares information by the closing bid price. If at any time before November 3, 2014 the Company’s MVPHS closes at $15,000,000 or more for a minimum of 10 consecutive business days, the NASDAQ staff will provide the Company with written notification that the Company has achieved compliance with the MVPHS continued listing requirement and the matter will be closed. In the event that the Company does not regain compliance with the MVPHS requirement prior to November 3, 2014, the Company will receive written notification that its securities are subject to delisting. If the Company is unable to regain compliance with the listing requirement prior to November 3, 2014, the Company could apply to transfer its Class A common stock to The NASDAQ Capital Market, provided that it satisfies the requirement for continued listing on that market. The Company could also appeal the delisting determination, as discussed above.

The Company, its Board of Directors and management are evaluating the Company’s options to continue its listing on The NASDAQ Global Select Market and the optimal course of action for the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KiOR, INC.

Date: May 6, 2014	By	/s/ Christopher A. Artzer
Christopher A. Artzer
President, Interim Chief Financial Officer, General Counsel and Secretary